Exhibit 10.2

Execution Version

COMPANY VOTING AGREEMENT

This COMPANY VOTING AGREEMENT (this “Agreement”) is made and entered into as a deed on August 17, 2022, by and among LIV Capital Acquisition Corp. II, a Cayman Islands exempted company (“LIVB”), Covalto Ltd., a Cayman Islands exempted company (“Covalto”), and certain holders of the Equity Securities of Covalto set forth on Schedule 1 hereto (each, individually, a “Supporting Holder” and, collectively, the “Supporting Holders”). LIVB, Covalto and the Supporting Holders shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, LIVB, Covalto and the other parties thereto have entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, LIVB will merge with a wholly owned newly-incorporated subsidiary of Covalto, with LIVB surviving as a wholly owned subsidiary of Covalto (together with the other transactions contemplated thereby, the “Transaction”);

WHEREAS, as of the date hereof, each Supporting Holder is the record owner, as applicable, of (1) the number of Covalto Ordinary Shares set forth across from such Supporting Holder’s name on Schedule 1 under the column heading “Subject Covalto Ordinary Shares,” and/or (2) the number of Covalto Preferred Shares of the series of such Covalto Preferred Shares as set forth across from such Supporting Holder’s name on Schedule 1 under the column heading “Subject Covalto Preferred Shares” (such Covalto Ordinary Shares and Covalto Preferred Shares, together with any other Equity Securities issued by Covalto that a Supporting Holder may hereafter acquire, the “Supporting Holder Equity Securities”);

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, each Supporting Holder will agree to vote, at a duly called meeting of the shareholders of Covalto, all of such Supporting Holder’s Supporting Holder Equity Securities (1) in favor of the adoption of the Business Combination Agreement and (2) in favor of the approval of the Transactions;

WHEREAS, in furtherance of the foregoing: at a duly called meeting prior to the Closing (the “Extraordinary General Meeting”), the shareholders of Covalto shall cause Covalto to, among other things, as set forth in the Business Combination Agreement: (i) convert all Covalto Preference Shares into Covalto Ordinary Shares pursuant to a written direction of the requisite holders of Covalto Preference Shares (the “Conversion Direction”); (ii) re-designate each Covalto Ordinary Share as a Covalto Class A Ordinary Share; (iii)

amend and restate the memorandum and articles of association of Covalto in the form set forth in Exhibit A to the Business Combination Agreement (the “A&R M&A”); (iv) create and authorize a new class of Class B Ordinary Shares of Covalto, having the characteristics described in the A&R M&A, with it being intended that the Covalto Co-Founders will enter into repurchase and exchange agreements with Covalto pursuant to which they will exchange their Class A Ordinary Shares for Class B Ordinary Shares; (v) an increase to the capital of Covalto to increase the number of its Class A Ordinary Shares and Class B Ordinary Shares, and (vi) to otherwise effect the Closing and the consummation of the transactions contemplated thereby, including the issuance of the LIVB Closing Share Consideration, the Closing True-Up and the Earn-Out Shares (together, the “Approval Matters”);

WHEREAS, Covalto and the Supporting Holders hereby agree to terminate, effective as of the Effective Time, each agreement by and among Covalto and its shareholders party thereto as set forth on Schedule 2 hereto (the “Shareholders’ Agreements”); and

WHEREAS, as an inducement to LIVB and Covalto to enter into the Business Combination Agreement and to consummate the Transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.  Binding Effect of the Business Combination Agreement. Each Supporting Holder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending on the Expiration Time (as defined below), each Supporting Holder shall be bound by and comply with Section 6.03 (No Claim Against the Trust Account), Section 8.05(b) (Confidentiality; Publicity), Section 11.01 (Waiver) and Section 11.16 (Acknowledgements) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (x) such Supporting Holder were an original signatory to the Business Combination Agreement with respect to such provisions, and (y) each reference to “Covalto” or the “Company” contained in such provisions also referred to each such Supporting Holder.

2.  Agreement to Vote.

(a) Each Supporting Holder which holds Covalto Preference Shares unconditionally and irrevocably covenants and agrees that such Supporting Holder shall execute the Conversion Direction with respect to all of such Supporting Holder’s Supporting Holder Equity Securities that are Covalto Preferred Shares when the same is circulated for execution by Covalto (with such Conversion Direction to be effective immediately prior to the effectiveness of the resolutions passed at the Extraordinary General Meeting).

(b)  Each Supporting Holder covenants and agrees that such Supporting Holder shall, at the Extraordinary General Meeting, and any other general meeting of the equityholders of Covalto (and at any adjournment or postponement thereof) (and appear at each such meeting, in person or by proxy, or otherwise cause all of such Supporting Holders’ Supporting Holder Equity Securities to be counted as present thereat for purposes of establishing a quorum), however called, and in any written resolutions or written consents or directions of the equityholders of Covalto or in any other circumstance in which the vote, consent, direction or other approval of the equityholders of Covalto is sought, cause such Supporting Holder’s Supporting Holder Equity Securities to be voted (including via proxy):

i.  in favor of the adoption of the Business Combination Agreement;

ii.  in favor of the approval of the Transactions;

iii. in favor of all actions and matters that are required to effect the Transactions, including without limitation the adoption of the Approval Matters, as the same may be amended by the board of directors of Covalto prior to the Closing in furtherance of the Transactions;

iv.  against and withhold consent with respect to any Acquisition Transaction;

v.  against any proposal, action or agreement that would reasonably be expected to result in any of the conditions set forth in Article 9 (Conditions to Obligations) of the Business Combination Agreement not being fulfilled prior to the termination date; and

vi.  against any change in any manner of the distribution of proceeds or capitalization of, including the voting rights of any class of Equity Security of Covalto, other than pursuant to the Approval Matters; provided, that the obligations set forth in this clause (vi) shall apply solely to the extent that such change would impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions or in any manner that would reasonably be expected to adversely impact LIVB or Sponsor.

(c)  The obligations of each Supporting Holder specified in this Section 1 shall apply whether or not the Transactions or any action described above is recommended by Covalto’s board of directors (or similar governing body).

(d)  Each Supporting Holder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against LIVB, Covalto, Merger Sub or any of their respective successors, directors, managers, Affiliates or Representatives (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Business Combination Agreement or any other Transaction Agreement.

(e) Each of Covalto and the Supporting Holders, by execution of this Agreement, hereby agrees and consents to the termination of the Shareholders’ Agreements, effective as of the Effective Time, without any further liability or obligations to Covalto, New Covalto or LIVB. The termination of such Shareholders’ Agreements shall terminate the rights of the parties thereto to enforce any provisions of such agreements that expressly survive the termination of such Shareholders’ Agreements.

(f)  Each Supporting Holder hereby waives any right to notice, right of first offer, right of first refusal or similar rights with respect to the Transaction, in each case that such Supporting Holder may have under any of the Existing Covalto Shareholders’ Agreements and Covalto’s existing memorandum and articles of association.

3. Transfer of Shares. Each Supporting Holder hereby agrees that prior to the Effective Times, such Supporting Holder shall not (a) Transfer any of such Supporting Holder’s Supporting Holder Equity Securities, (b) deposit any of such Supporting Holder’s Supporting Holder Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of such Supporting Holder’s Supporting Holder Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of such Supporting Holder’s Supporting Holder Equity Securities, (d) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his her or its Supporting Holder Equity Securities or (e) take any action that would have the effect of preventing or materially delaying the performance of such Supporting Holder’s obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (i) to such Supporting Holder’s employees, officers or directors, any Affiliates or family members of any of such Supporting Holder or of its or their employees, officers, directors; (ii) in the case of an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle, or to a trust, the beneficiary of which is a member of the individual’s immediate family, an Affiliate of such Person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement; (vi) any repurchase or redemption transaction entered into by Covalto and such Supporting Holder; (vii) by pro rata distributions from such Supporting Holder to its members, partners, or shareholders pursuant to such Supporting Holder’s Organizational Documents; or (viii) by virtue of applicable Law or such Supporting Holder’s Organizational Documents upon liquidation or dissolution of such Supporting Holder; provided, that any transferee of any Transfer of the type set forth in clauses (i) through (viii) prior to the Effective Times must enter into a written agreement in form and substance reasonably satisfactory to LIVB agreeing to be bound by this Agreement prior to the occurrence of such Transfer. “Transfer” shall mean, directly or indirectly, the (x) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Supporting Holder Equity Securities, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, the Supporting Holder Equity Securities, whether any such transaction is to be settled by delivery of such Supporting Holder Equity Securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).

4.  Lock-Up.

(a)  Notwithstanding anything to the contrary herein, other than with the written consent of Covalto, the Supporting Holders shall not Transfer any Lock-Up Shares or any instruments exercisable or exchangeable for, or convertible into, such Lock-Up Shares until the end of the Lock-Up Period.

(b)  Permitted Transfers. Notwithstanding anything to the contrary set forth in this Agreement, the lock-up restrictions set forth in this Section 4 shall not apply to a Transfer of any or all of the Lock-Up Shares held by a Supporting Holder (i) to any Permitted Transferee of such Supporting Holder, (ii) by will or intestate succession upon the death of such Supporting Holder, (iii) by operation of law or pursuant to a court order or to a spouse upon divorce, as required by settlement, order or decree, or as required by a domestic relations settlement, order or decree; (iv) in connection with a Business Combination or (v) to any holder of Covalto Class B Shares or to entities directly or indirectly wholly owned by (or in the case of a trust solely for the benefit of) any of holder of Covalto Class B Shares; provided, that in the case of clauses (i), (ii), (iii) or (v), the transferee shall receive and hold the Lock-Up Shares subject to the provisions of this Agreement applicable to the transferring Supporting Holder, and there shall be no further Transfer of such Lock-Up Shares except in accordance with the terms of this Section 4. For the avoidance of doubt, the lock-up restrictions set forth in this Section 4 shall not apply to the exercise of any options or warrants to purchase Covalto Class A Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis), but shall apply to the Ordinary Shares received upon such exercise.

(c)  If any Transfer is made or attempted in violation of or contrary to the terms of this Agreement (a “Prohibited Transfer”), such purported Prohibited Transfer shall be null and void ab initio, and Covalto shall refuse to recognize any such purported transferee of the Lock-Up Shares as one of Covalto equity holders for any purpose. In order to enforce this Section 4, Covalto may impose stop-transfer instructions with respect to the Lock-Up Shares of a transferring Supporting Holder until the end of the Lock-Up Period, except in compliance with the restrictions set forth in this Agreement.

(d)  The restrictions set forth in this Section 4 shall not limit the rights of a Supporting Holder to exercise such Supporting Holder’s rights as a shareholder of Covalto during the Lock-Up Period, including the right to vote any Lock-Up Shares.

(e)  For the purposes of this Section 4:

i.	“Lock-Up Period” means, with respect to the Supporting Holders and their Permitted Transferees, the period beginning on the Closing Date and ending one hundred and eighty (180) days thereafter, and

ii.	“Lock-Up Shares” means with respect to the Supporting Holders and their Permitted Transferees, Covalto Ordinary Shares held by such Supporting Holders as of immediately following the Closing True-Up (excluding, for the avoidance of doubt, any Covalto Ordinary Shares issued or issuable to such Supporting Holder upon the conversion of Mandatorily Convertible Notes held by such Supporting Holder or its affiliates).

iii.	“Permitted Transferee” means (subject to compliance with the provisions of this Section 4): (i) the members of a Supporting Holder’s immediate family (for purposes of this Section 4, “immediate family” means with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings), (ii) any entities controlled by, controlling or under common control with such Supporting Holder, (iii) any trust for the direct or indirect benefit of a Supporting Holder or the immediate family of a Supporting Holder, (iv) if a Supporting Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, and (v) if a Supporting Holder is an entity, any direct or indirect controlling partners, members or equity holders of a Supporting Holder, any affiliate (as defined in Rule 405 promulgated under the Securities Act) of a Supporting Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates. For the avoidance of doubt, references in this Section 4 to “Supporting Holders” shall include any Permitted Transferee to whom Lock-Up Shares have been duly transferred in accordance with this Agreement.

iv.	“Trading Day” means any day on which the Covalto Class A Ordinary Shares are tradeable on the principal securities exchange or securities market on which Covalto Class A Ordinary Shares are then traded.

v.	“Transfer” shall mean, directly or indirectly, the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or other disposition of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to Lock-Up Shares, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, the pledge of Lock-Up Shares by a Supporting Holder that creates a mere security interest in such Lock-Up Shares pursuant to a bona fide loan or indebtedness transaction for so long as such Supporting Holder continues to exercise the power (whether exclusive or shared) to vote or direct the voting of such Lock-Up Shares by proxy, voting agreement or otherwise, over such pledged Lock-Up Shares shall not constitute a Transfer within the meaning of this Agreement. Additionally, notwithstanding anything herein to the contrary, nothing herein shall prevent the establishment of a 10b5-1 trading plan that complies with Rule 10b5-1 under the Exchange Act (a “10b5-1 Trading Plan”) or the amendment of an existing 10b5-1 Trading Plan during the Lock-Up Period so long as there are no sales of Lock-Up Shares under any such newly established or amended 10b5-1 Trading Plan during the Lock-Up Period.

vi.	“VWAP” means, on any Trading Day on or after the Closing Date, the volume weighted average of the trading prices of the Covalto Class A Ordinary Shares on the principal securities exchange or securities market on which Covalto Class A Ordinary Shares are then traded or quoted for purchase and sale (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by Covalto); provided that if there shall occur any change in the outstanding Covalto Class A Ordinary Shares as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend, the VWAP shall be equitably adjusted to reflect such change

5.  No Trading/Redemption. Each Supporting Holder hereby agrees that such Supporting Holder is aware of the restrictions imposed by Securities Laws on a Person possessing material non-public information about a publicly traded company.  Each Supporting Holder hereby acknowledges that, by virtue of this Agreement, the Business Combination Agreement, the other Transaction Agreements and the Transactions, it may be in possession of material non-public information of LIVB, and agrees that while it is in possession of such material non-public information, it shall not purchase or sell any Equity Securities of LIVB (other than engaging in the Transactions), communicate such information to any third party, take any other action with respect to LIVB in violation of such Laws, or cause or encourage any third party to do any of the foregoing. Article 8 of the LIVB Articles of Association provides all holders of LIVB Class A Ordinary Shares with the opportunity to have their LIVB Class A Ordinary Shares redeemed upon the consummation of the Transactions (the “Redemption Right”). Notwithstanding the foregoing, each Supporting Holder, to the extent that it or its Affiliates hold any LIVB Class A Ordinary Shares, hereby unconditionally and irrevocably (a) agrees that such Supporting Holder shall not, and shall cause its Affiliates not to, elect to redeem or tender or submit for redemption any of its LIVB Class A Ordinary Shares pursuant to or in connection with the Redemption Right or otherwise in connection with the Transactions or the LIVB Articles of Association and (b) irrevocably waives, on behalf of itself and its Affiliates, the Redemption Right, in each case in connection with the Transactions.

6.  Consent to Disclosure. Each Supporting Holder hereby irrevocably consents to the publication and disclosure in the Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Covalto or LIVB to any Governmental Authority, Governmental Official or to securityholders of LIVB) of such Supporting Holder’s identity and beneficial ownership of Supporting Holder Equity Securities and the nature of such Supporting Holder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Covalto or LIVB, a copy of this Agreement. Each Supporting Holder will promptly provide any information reasonably requested by Covalto or LIVB for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

7.  Representations and Warranties. Each Supporting Holder represents and warrants (severally and not jointly) to LIVB and Covalto, solely with respect to such Supporting Holder, as follows: (a) if such Supporting Holder is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Supporting Holder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Supporting Holder; (b) if such Supporting Holder is an individual, such Supporting Holder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder; (c) this Agreement has been duly executed and delivered by such Supporting Holder and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Supporting Holder, enforceable against such Supporting Holder in accordance with the terms hereof, subject to the Enforceability Exceptions; (d) the execution and delivery of this Agreement by such Supporting Holder does not, and the performance by such Supporting Holder of such Supporting Holder’s obligations hereunder will not, (i) if such Supporting Holder is not an individual, conflict with or result in a violation of the organizational documents of such Supporting Holder, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Supporting Holder or such Supporting Holder’s Supporting Holder Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Supporting Holder of such Supporting Holder’s obligations under this Agreement; (e) there are no actions pending against such Supporting Holder or, to the knowledge of such Supporting Holder, threatened against such Supporting Holder, before (or, in the case of threatened actions, that would be before) any arbitrator or any Governmental Authority or Governmental Official, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Supporting Holder of such Supporting Holder’s obligations under this Agreement; (f) such Supporting Holder has had the opportunity to read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors in connection therewith; (g) the Supporting Holder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Supporting Holder’s obligations hereunder; (h) such Supporting Holder is the record and beneficial owner of all of such Supporting Holder’s Supporting Holder Equity Securities, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (i) this Agreement, (ii) the Business Combination Agreement, (iii) Covalto’s Organizational Documents, or (iv) any applicable securities Laws; (i) such Supporting Holder does not hold or own any rights to acquire (directly or indirectly) any other Equity Securities issued by Covalto or any equity securities convertible into, or which can be exchanged for Equity Securities issued by Covalto (other than rights that will be exercised and paid in full, or forfeited, prior to the Closing); and (j) such Supporting Holder understands and acknowledges that each of LIVB and Covalto is entering into the Business Combination Agreement in reliance upon such Supporting Holder’s execution and delivery of this Agreement. In addition, each of David Poritz (in his capacity as a Supporting Holder) and Allan Apoj (each, a “5% Supporting Holder”) represents and warrants that he shall duly and timely enter into a gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8 with respect to the actual or deemed transfer of interests in Covalto Inc., Covalto Ventures, S. de R.L. de C.V., Banco Covalto S.A., Apjusto S.A.P.I. de C.V., Justo Lease S.A.P.I. de C.V., Covalto US Holdings S.A. de C.V., Visor S.A.P.I. de C.V. and Altius Servicos e Participacoes, LTDA (each, a “Corporate Entity”) to the Company (each such agreement, a “GRA”).

8.  Certain Covenants. For so long as any 5% Supporting Holder has a GRA in effect with respect to a Corporate Entity , Covalto shall use its commercially reasonable efforts to comply with the covenants set forth below:

(a)	Covalto has no present plan or intention (and shall not form any plan or intention prior to the Closing) to take any Restricted Action.

(b)	If, during the period following the Transactions and ending on the date on which no GRA is still in effect, Covalto intends to take any Restricted Action, Covalto shall (to the extent it is able to do so in accordance with applicable Law):

i.	Notify each applicable 5% Supporting Holder at least ten (10) Business Days before taking, or agreeing in writing with any third party to take, such Restricted Action; and

ii.	Cooperate in good faith with each such 5% Supporting Holder to mitigate any adverse Tax consequences of such Restricted Action to such 5% Supporting Holder, including by:

(1)	Considering in good faith any reasonable revisions to the structure or terms of such Restricted Action proposed by such 5% Supporting Holder (it being understood that, in determining whether any such revision is reasonable, Covalto shall consider the best interests of its shareholders as a whole); and

(2)	Timely providing any information that such 5% Supporting Holder reasonably requests that is required for such 5% Supporting Holder to avail himself of any applicable exception to current U.S. federal income tax, including entering into a new GRA with respect to such Restricted Action.

“Restricted Action” shall mean any (i) direct or indirect “disposition” (or any “deemed disposition”) within the meaning of Treasury Regulations Section 1.367(a)-8, in whole or in part, of any of the stock of Covalto or any Corporate Entity (or any successor interest thereto that is covered by a GRA entered into by a 5% Supporting Holder) or substantially all the assets of any Corporate Entity (or the assets of any successor thereto) or (ii) any other action, including entry into any transaction that would result in a “triggering event” within the meaning of Treasury Regulations Section 1.367(a)-8(j) that would cause any 5% Supporting Holder to recognize gain, in whole or in part, under its respective GRA.

(c)	During the term of any GRA, Covalto shall, and shall cause its Subsidiaries to, timely provide the information necessary to allow each applicable 5% Supporting Holder to comply with the terms of such GRA, including filing the Annual Certification required by Treasury Regulations Section 1.367(a)-8(g).

9. Termination.  This Agreement shall be binding upon each Supporting Holder upon such Supporting Holder’s execution and delivery of this Agreement. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Closing; (b) the valid termination of the Business Combination Agreement in accordance with its terms; and (c) as to each Supporting Holder, the written agreement between LIVB, Covalto and such Supporting Holder (the “Expiration Time”).  Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement.  Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for any Fraud or a willful and knowing material breach of any covenant or agreement set forth in this Agreement prior to such termination, and (ii) this Section 9, and Sections 10, 11, 13, 14 and 16 (solely to the extent related to Section 10, 11, or 13) shall survive any termination of this Agreement pursuant to Section 9(a).  For purposes of this Section 9, “Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations or warranties pursuant to this Agreement.

10.  No Recourse.  Except for claims pursuant to the Business Combination Agreement or any other Transaction Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Covalto Non-Party Affiliate (other than any Supporting Holder, on the terms and subject to the conditions set forth herein) or any LIVB Non-Party Affiliate, and (b) none of the Covalto Non-Party Affiliates (other than any Supporting Holder, on the terms and subject to the conditions set forth herein) or the LIVB Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 10, (x) “LIVB Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either LIVB or Sponsor and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, LIVB) or any family member of the foregoing Persons and (y) “Covalto Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Covalto or any of its Subsidiaries (other than, for the avoidance of doubt, Covalto or any of its Subsidiaries) or any family member of the foregoing Persons and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, Covalto or any of its Subsidiaries). The provisions of Section 10.3(b) of the Business Combination Agreement shall apply.

11. Further Assurances. Each Supporting Holder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by LIVB or Covalto, to effect the actions and consummate the Mergers and the other transactions contemplated by this Agreement, the Business Combination Agreement (including the Transactions) and the other Transaction Agreements, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

12.  Fiduciary Duties.  Notwithstanding anything in this Agreement to the contrary, (a) no Supporting Holder makes any agreement or understanding herein in any capacity other than in such Supporting Holder’s capacity as a record holder and beneficial owner of such Supporting Holder’s Supporting Holder Equity Securities, and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Business Combination Agreement by any Supporting Holder or by any representative of such Supporting Holder in such Person’s capacity as a member of the board of directors (or other similar governing body) of Covalto or as an officer, employee or fiduciary of Covalto or an Affiliate of Covalto, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of Covalto.

13.  No Third Party Beneficiaries.  This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

14. Waiver. Effective as of the Closing, each Supporting Holder, solely in its capacity as a Supporting Holder, on behalf of such Supporting Holder and her, his or its Covalto Related Parties (other than Covalto and its Subsidiaries), successors and assigns (collectively, the “Releasing Parties”), forever waives, releases, remises and discharges LIVB, Covalto and its Subsidiaries, their respective predecessors, successors and Covalto Related Parties and, in their capacities as such, the equityholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans of the foregoing (collectively, the “Released Parties”) from any claim, contention, demand, cause of action (at law or in equity) or damages that such Releasing Parties may currently have, or may have in the future, (i) arising prior to, on or after the Closing Date (so long as the facts, circumstances, actions, omissions and/or events giving rise to such claim or damages occurred on or prior to the Closing) relating to Covalto or its Subsidiaries or any Supporting Holder Equity Securities beneficially owned by the Supporting Holder (including any rights or interests therein), (ii) relating to the approval or consummation of the transactions contemplated hereby, the Business Combination Agreement, any Transaction Agreement, or any other agreement contemplated herein or therein or (iii) arising under the governing documents of Covalto or its Subsidiaries (collectively, the “Released Claims”); provided, however, that the Released Claims shall not include any such claim or damages relating to (a) any rights that such Supporting Holder may have to receive Covalto Class A Ordinary Shares or Class B Ordinary in accordance with the Business Combination Agreement, (b) if such Releasing Party provides services to Covalto or any of its Subsidiaries, rights to earned but unpaid wages or compensation, any accrued but unpaid or unused vacation and paid time off, any accrued vested benefits, and unreimbursed business expenses, (c) any right to indemnification as a present or former director, manager, officer or equityholder under any indemnification provisions relating to directors and officers, (e) the Fraud of a Released Party, (f) any defenses that are necessary to enable such Supporting Holder to defend any claim asserted by a Released Party. or (g) if such Releasing Party has extended indebtedness to Covalto or any subsidiary thereof, any rights, remedies, claim, contention, demand, cause of action (at law or in equity) or damages pursuant to the terms of such indebtedness. Each Supporting Holder (on behalf of its Releasing Parties) (i) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any claim, contention, demand, cause of action (at law or in equity) or damages of any nature, character or description whatsoever, which is or which purports to be released or discharged by this Section 14 and (ii) acknowledges that the Releasing Parties may hereafter discover facts other than or different from those that it knows or believes to be true with respect to the subject matter of the Released Claims, but it hereby expressly agrees that, on and as of the Closing, each Supporting Holder (on behalf of its Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Each Supporting Holder (on behalf of its Releasing Parties) hereby acknowledges and agrees that if such Supporting Holder or any other Releasing Party should hereafter make any claim or demand or commence or threaten to commence any Action against any Released Party with respect to any Released Claim, this Section 14 may be raised as a complete bar to any such Action, and the applicable Released Party may recover from the Supporting Holder all damages incurred in connection with such Action, including its attorneys’ fees.

15.  Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(1)	If to LIVB:

LIV Capital Acquisition Corp. II
Torre Virreyes

Pedregal No. 24, Piso 6-601

Col. Molino del Rey

México, CDMX, 11040

Attn:	Alex Rossi
Mariana Romero
Email:	arossi@livcapital.mx
mromero@livcapital.mx

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Ave
New York, NY 10017

Attention:	Leonard Kreynin
Derek Dostal
Email:	leonard.kreynin@davispolk.com
derek.dostal@davispolk.com

(2)	If to Covalto, to:

Covalto Ltd.
Boulevard Miguel de Cervantes Saavedra
Piso 16, 11520
Ciudad de México, CDMX

Attn:	David Poritz
Eduardo Mendoza
Email:	dporitz@credijusto.com
emendoza@credijusto.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Ave
New York, NY 10017
Attn: S. Todd Crider
Email: tcrider@stblaw.com

(3)	If to a Supporting Holder, to the address set forth across from such Supporting Holder’s name on Schedule 1 under the column heading “Notice Address”

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

16.  Incorporation by Reference. Sections 1.02 (Construction), 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; WAIVER OF TRIAL BY JURY), 11.13 (Enforcement) and 11.15 (Nonsurvival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature pages follow]

IN WITNESS WHEREOF, each of the Parties has executed and delivered this Agreement as a deed on the day and year first above written.

LIV CAPITAL ACQUISITION CORP. II

By:	/s/ Alexander Roger Rossi
Name: Alexander Roger Rossi
Title: Chief Executive Officer and Chairman

[Signature Page to Company Voting Agreement]

COVALTO LTD.

By:	/s/ David Solomon Portiz
Name: David Solomon Portiz
Title: Co-Chief Executive Officer and Director

[Signature Page to Company Voting Agreement]

Schedule 1

Supporting Holder Equity Securities

(as of August 17, 2022)

Name of Supporting Holder	Covalto Preferred Shares (Series)	Covalto Ordinary Shares	Notice Address
Allan Apoj Pascal	-	2,182,500	[***]
David Solomon Poritz	-	2,182,500	[***]
Kaszek Ventures Opportunity II, L.P	1,268,464	-	[***]
Kaszek Ventures III, L.P.	2,584,623	-	[***]
Kaszek Ventures Opportunity I, L.P.	1,005,593	-	[***]
Elevar Investments Canada LP	1,219,422	500,238	[***]
QED LatAm Fund LP	1,350,236	-	[***]
QED Fund III, LP	295,000	-	[***]
QED LatAm Fund II, LP	78,269	-	[***]
City Hall Capital LLC	689,699	360,059	[***]
Broadhaven Credijusto I, LLC	81,491	-	[***]
Broadhaven Credijusto II, LLC	189,305	-	[***]
Broadhaven Credijusto III, LLC	-	74,323	[***]
Broadhaven Credijusto IV, LLC	42,341	-	[***]

[Schedule 1 to Company Voting Agreement]

Broadhaven Credijusto V, LLC	28,399	-	[***]
Broadhaven Credijusto VI, LLC	-	36,942	[***]
M4Fund, LLC	253,193	-	[***]
SSC Venture Fund, LLC	559,425	-	[***]
VPC Specialty Lending Investments Intermediate, L.P.	403,779	-	[***]
VPC Specialty Finance Fund I, L.P.	174,282	-	[***]
VPC Specialty Lending Fund (NE), L.P.	30,987	-	[***]
VPC Specialty Lending Fund (NE), Ltd.	12,583	-	[***]
Flatiron Investors Credijusto, LLC	376,568	-	[***]
Supernode Ventures Credijusto LLC	14,458	-	[***]
Supernode Ventures I, L.P.	5,163	-	[***]
James R. Gates Separate Property Revocable Trust	124,083	-	[***]
M and D Two Limited	278,225	-	[***]
Zachary Frankel	150,000	-	[***]
Ricky Sperber	-	134,113	[***]
Novel Strategy Investments S.A.	409,182	-	[***]
Point72 Ventures Investments, LLC	774,537	-	[***]
Thomvest Ventures Opportunities I LP	927,980	-	[***]

[Schedule 1 to Company Voting Agreement]

Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, Acting Solely in its Capacity as Trustee Pursuant to the Contrato de Fideicomiso Irrevocable de Emisión de Certificados Bursátiles Fiduciarios de Desarrollo Número F/2416	447,850	-	[***]
LIV Mexico Growth Fund IV, L.P.	63,628	-	[***]
NRZ RMBS V L.L.C.	2,045,910	-	[***]

[Schedule 1 to Company Voting Agreement]

Schedule 2

Shareholders’ Agreements

(a) the Amended and Restated Voting Agreement dated 16 October 2020 between the Company, the Investors (as defined therein) and the Common Holders (as defined therein); (b) the Amended and Restated First Refusal and Co-sale Agreement dated 16 October 2020 between the Company, the Investors (as defined therein) and the Common Holders (as defined therein); and (c) the Amended and Restated Investors' Rights Agreement dated 16 October 2020 between the Company, the Investors (as defined therein) and the Founders (as defined therein).

[Schedule 2 to Company Voting Agreement]